Exhibit 4.3

GRAMERCY CAPITAL CORP.

2008 EMPLOYEE STOCK PURCHASE PLAN

1.             Purpose.  The Company wishes to attract employees to the Company and its Subsidiaries and to induce employees to remain with the Company and its Subsidiaries, and to encourage them to increase their efforts to make the Company’s business more successful, whether directly or through its Subsidiaries.  In furtherance thereof, the Plan is designed to provide equity-based incentives to the eligible employees of the Company and its Subsidiaries.  The Plan is intended to comply with the provisions of Section 423 of the Code and shall be administered, interpreted and construed accordingly.

2.             Definitions.  As used herein, the following definitions shall apply:

(a)           “Applicable Laws” means the legal requirements relating to the administration of employee stock purchase plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to participation in the Plan by residents therein.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Change in Control” shall be deemed to occur upon:

(1)           any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (B) the then outstanding shares of all classes of stock of the Company (in either such case other than as a result of the acquisition of securities directly from the Company); or

(2)           the members of the Board at the beginning of any consecutive 24-calendar-month period commencing on or after the initial effective date of the Plan (the “Incumbent Directors”) cease for any reason including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided that any person becoming a director of the Company whose election or nomination was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall, for purposes hereof, be considered an Incumbent Director; or

(d)           the shareholders of the Company shall approve (A) any consolidation or merger of the Company or any subsidiary where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate at least 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing clause (i), an event described in clause (i) shall not be a Change in Control if such event occurs solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Company beneficially owned by any “person” (as defined above) to 25% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any “person” (as defined above) to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any “person” referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Company or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a Change in Control shall be deemed to have occurred for purposes of the foregoing clause (i).

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Committee” means either the Board, a committee of the Board, or such executive officer appointed by the Board, that is responsible for the administration of the Plan as is designated from time to time by resolution of the Board.

(g)           “Common Stock” means the shares of common stock of the Company as constituted on the effective date of the Plan, and any other shares into which such common stock shall thereafter be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

(h)           “Company” means Gramercy Capital Corp., a Maryland corporation.

(i)            “Compensation” means an Employee’s base salary from the Company or one or more Designated Subsidiaries, including such amounts of base salary as are deferred by the Employee (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code, or (ii) to a plan qualified under Section 125 of the Code.  Compensation does not include overtime, commissions, bonuses, reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, contributions (other than contributions described in the first sentence) made on the Employee’s behalf by the Company or one or more Subsidiaries under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

(j)            “Designated Subsidiary” means a Subsidiary that has been designated by the Committee from time to time for participation in this Plan.

(k)           “Effective Date” means the date the Committee deems appropriate to commence the first Offer Period.  However, should any Designated Subsidiary become a participating company in the Plan after such date, then such entity shall designate a separate Effective Date with respect to its employee-participants.

(l)            “Employee” means any individual, including an officer or director, who is an employee of the Company or a Designated Subsidiary for purposes of Section 423 of the Code.

(m)          “Enrollment Date” means the first day of each Offer Period.

(n)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)           “Exercise Date” means the last day of each Purchase Period.

(p)           “Fair Market Value” per share of Common Stock as of a particular date means (i) if such shares are then listed on a national stock exchange, the closing sales price per share on the exchange as quoted in the Wall Street Journal for the applicable date or, if there are no sales on such date, for the last preceding date on which there was a sale of Shares on such exchange, (ii) if such shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares in such over-the-counter market for the last preceding date on which there was a sale of such shares in such market, as determined by the Committee, or (iii) if such shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the shares are so listed or traded, the Committee may make such discretionary determinations where the shares have not been traded for 10 trading days.

(q)           “Offer Period” means an Offer Period established pursuant to Section 4 hereof.

(r)            “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s)           “Participant” means an Employee of the Company or Designated Subsidiary who is actively participating in the Plan.

(t)            “Plan” means this Gramercy Capital Corp. 2008 Employee Stock Purchase Plan, as amended from time to time.

(u)           “Purchase Period” means a period specified as such pursuant to Section 4(b) hereof.

(v)           “Purchase Price” shall mean the purchase price for a share of Common Stock for a Purchase Period, which shall be determined by the Committee before the beginning of the Offer Period that contains such Purchase Period to be either:

(i)            A fixed percentage (to be determined in the Committee’s discretion before the beginning of such Offer Period, but not to be less than 85%) of the Fair Market Value of a share of Common Stock on the Exercise Date, or

(ii)           The lesser of (A) a fixed percentage (to be determined in the Committee’s discretion before the beginning of such Offer Period, but not to be less than 85%) of the Fair Market Value of a share of Common Stock on the Exercise Date, and (B) a fixed percentage (to be determined in the Committee’s discretion before the beginning of such Offer Period, but not to be less than 85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date.

(w)          “Reserves” means the sum of the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(x)            “Subsidiary” means, with respect to the Company, a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.             Eligibility.

(a)           General.  Any individual who is an Employee on a given Enrollment Date shall be eligible to participate in the Plan for the Offer Period commencing with such Enrollment Date.

(b)           Limitations on Grant and Accrual.  Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan if, (i) immediately after the grant, such Employee (taking into account stock owned by any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) such option permits the Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.  Any amounts received from an Employee which cannot be used to purchase Common Stock as a result of this limitation will be returned as soon as practical to the Employee without interest.  The determination of the accrual of the right to purchase stock shall be made in accordance with Section 423(b)(8) of the Code and the regulations there under.

(c)           Other Limits on Eligibility.  Notwithstanding sub-section (a), above, the following Employees shall not be eligible to participate in the Plan for any relevant Offer Period, unless otherwise determined by the Committee: (i) Employees whose customary employment is 20 hours or less per week; (ii) Employees whose customary employment is for not more than five months in any calendar year; (iii) Employees who have  been employed less than one year; and (iv) Employees who are subject to rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such Employees in the Plan. Notwithstanding the foregoing, the employment of an Employee of a Subsidiary which ceases to be a Subsidiary shall, automatically and without any further action, be deemed to have been terminated (and such employee shall cease to be an Employee hereunder).  The Committee may establish special rules with respect to (i) the administration of the rules contained in this sub-section (c), and (ii) the eligibility of and the prior service credit for employees of companies that become affiliated with the Company prior to the Effective Date or during an Offer Period.

4.             Offer Periods.

(a)           The Plan shall be implemented through overlapping or consecutive Offer Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased, or (ii) the Plan shall have been sooner terminated in accordance with Section 19 hereof.  The duration of each Offer Period shall be set in advance by the Committee, and no Offer Period shall have a duration greater than 27 months.

(b)           A Participant shall be granted a separate option for each Offer Period in which he or she participates.  The option shall be granted on the Enrollment Date and shall be automatically exercised on the last day of the Offer Period.  However, with respect to any Offer Period, the Committee may specify shorter Purchase Periods within an Offer Period, such that the option granted on the Enrollment Date shall be automatically exercised in successive installments on the last day of each Purchase Period ending within the Offer Period.

(c)           Except as specifically provided herein, the acquisition of Common Stock through participation in the Plan for any Offer Period shall neither limit nor require the acquisition of Common Stock by a Participant in any subsequent Offer Period.

5.     Participation.

(a)           An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions on such form the Committee designates for evidencing elections to participate in this Plan and filing it in accordance with procedures established by the Committee for such purpose at least 10 business days prior to the Enrollment Date for the Offer Period in which such participation will commence, unless a later time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given Offer Period or the Committee establishes another procedure for an eligible Employee to become a Participant in the Plan.

(b)           Payroll deductions for a Participant shall commence with the first scheduled payroll date commensurate with or immediately following the Enrollment Date and shall end on the last scheduled payroll date during the Offer Period, unless sooner terminated by the Participant as provided in Section 10.

6.             Payroll Deductions.

(a)           At the time a Participant files a subscription agreement, unless otherwise determined by the Committee, the Participant shall elect to have payroll deductions made during the Offer Period in a fixed whole percentage of his or her Compensation, in accordance with uniform rules established by the Committee, but such payroll deductions shall not exceed 15% of such Participant’s Compensation in effect on the Enrollment Date.

(b)           All payroll deductions made for a Participant shall be credited to the Participant’s account under the Plan.

(c)           A Participant may discontinue participation in the Plan as provided in Section 10, during the Offer Period by completing and filing with the Company a change of status notice on the form established by the Committee for such purpose authorizing a suspension of the Participant’s payroll deductions.  Any such suspension shall be effective with the first scheduled payroll date commencing 10 business days after the Company’s receipt of the change of status notice unless the Company elects to process a given change in participation more quickly.

(d)           Notwithstanding the foregoing, to the extent necessary to comply with the limits set forth in Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s payroll deductions shall be decreased to zero dollars ($0).  Payroll deductions shall recommence at the rate provided in such Participant’s subscription agreement, as amended, at the time when permitted under Section 423(b)(8) of the Code and Section 3(b) herein, unless such participation is sooner terminated by the Participant as provided in Section 10.

7.             Grant of Option.  On the Enrollment Date of each Offer Period, each eligible Employee participating in such Offer Period shall be granted an option to purchase on the Exercise Date of such Offer Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offer Period more than the number of shares of Common Stock determined by dividing $25,000 by the Fair Market Value of one share of Common Stock on the first day of the Offer Period, such limit to be adjusted ratably by the Committee for Offer Periods greater than or less than 12 months (subject to any adjustment pursuant to Section 18), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof.  Exercise of the option shall occur as provided in Section 8 hereof, unless the

Participant has withdrawn pursuant to Section 10 hereof.  The Committee may, for future Offer Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an employee may purchase during an Offer Period.  Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 10 hereof.  The option shall expire on the last day of the Offer Period.

8.             Exercise of Option.  Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full, and to the extent permitted by the Committee, fractional, shares subject to option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account.  Any other monies left over in a Participant’s account after the Exercise Date shall be retained in the Participant’s account for the subsequent Offer Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof.  A Participant’s option to purchase shares hereunder is exercisable only by him or her.

9.             Delivery.

(a)           Prior to the beginning of any Offer Period, the Committee may require that Participants not be permitted to voluntarily or involuntarily sell or transfer any shares acquired during such Offer Period, and any subsequent Offer Period, for such period of time as shall be determined by the Committee and communicated to Participants prior to beginning of such initial Offer Period.

(b)           Following the purchase of shares after the exercise of a Participant’s option, a “book entry” (by computerized or manual entry) shall be made in the records of the Company to evidence such acquisition of shares under the Plan.  After the expiration of any required holding period during which shares may not be transferred, upon receipt of a request from a Participant, the Company shall arrange the delivery to such Participant, as promptly as practicable, of a certificate representing the shares purchased upon exercise of the Participant’s option.  Notwithstanding the foregoing, upon such a request from a Participant, the Company may permit the electronic transfer of the shares acquired upon exercise of the Participant’s option.

10.           Withdrawal; Termination of Employment.

(a)           A Participant may terminate participation during any Offer Period by electing to withdraw all but not less than all the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s option under the Plan.  Upon such election, all of the Participant’s payroll deductions credited to the Participant’s account will be paid to such Participant as promptly as practicable after receipt of notice of withdrawal, and the Participant’s option for the Offer Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offer Period.  If a Participant withdraws from an Offer Period, payroll deductions will not resume at the beginning of the succeeding Offer Period unless the Participant timely delivers to the Company a new subscription agreement.  The election described above will be effective only upon a Participant giving written notice to the Company, at such time as may be required by the Committee, on the form established by the Committee for such purpose.

(b)           Upon termination of a Participant’s employment relationship for any reason whatsoever, including with or without cause, at a time more than three (3) months from the next scheduled Exercise Date, the payroll deductions credited to such Participant’s account during the Offer Period but not yet used to exercise the option will be returned to such Participant or, in the case of his/her death, to the person or persons entitled thereto under Section 14, and such Participant’s option will be automatically terminated.  Upon termination of a Participant’s employment relationship for any reason whatsoever, including with or without cause within three (3) months of the next scheduled Exercise Date, the payroll deductions credited to such Participant’s account during the Offer Period but not yet used to exercise the option will be applied to the purchase of Common Stock on the next Exercise Date, unless the Participant (or in the case of the Participant’s death, the person or persons entitled to the Participant’s account balance under Section 14) withdraws from the Plan by submitting a change of status notice in accordance with sub-section (a) of this Section 10.  In such a case, no further payroll deductions will be credited to the Participant’s account following the Participant’s termination of employment and the Participant’s option under the Plan will be automatically terminated after the purchase of Common Stock on the next scheduled Exercise Date.

(c)           The Committee may, in its sole discretion, require that any shares credited to a Participant’s account be delivered to the Participant in the form of a physical certificate, or otherwise transferred to an outside account maintained by the Participant, following the termination of the Participant’s employment with the Company.  A Participant shall execute any documents required by the Company to effectuate the foregoing.

11.           Interest.  Unless otherwise determined by the Committee, no interest shall accrue on the payroll deductions credited to a Participant’s account under the Plan.

12.           Stock; Maximum Purchasable.

(a)           The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 250,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18.  In addition, the Committee may, in its discretion, impose a maximum limit on the number of shares of Common Stock available for sale during any Offer Period or Purchase Period.  If the Committee determines that on a given Exercise Date the number of shares with respect to which options are to be exercised may exceed (x) the number of shares then available for sale under the Plan or (y) the number of shares available for sale under the Plan on the Enrollment Date of the Offer Period, or on the first day of a Purchase Period, in which such Exercise Date is to occur, the Committee may make a pro rata allocation of the shares remaining available for purchase on such Enrollment Dates or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine to be equitable, and shall either continue all Offer Periods then in effect or terminate any one or more Offer Periods then in effect pursuant to Section 19, below.   If and to the extent that any right to purchase reserved shares of Common Stock shall not be exercised by any Employee for any reason or if such right to purchase shall terminate as provided herein, such shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased shares shall not be deemed to increase the aggregate number of shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 18).

(b)           A Participant will have no interest or voting right in shares covered by the Participant’s option until such shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan.

(c)           No adjustment shall be made with respect to any shares subject to an option for dividends, distributions or other rights for which the record date is prior to the actual date of purchase of such shares.

(d)           Unless otherwise determined by the Committee, shares to be delivered to Participants under the Plan will be registered in the name of the Participant.

13.           Administration.

(a)           In General.  The Plan shall be administered by the Committee which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Every finding, decision and determination made by the Committee shall, to the full extent permitted by Applicable Law, be final and binding upon all persons.  Except as set forth in Section 13(b), the Committee may delegate its duties to one or more officers of the Company or other persons.

(b)           Rule 16b-3 Limitations.  Notwithstanding the provisions of Section 13(a), in the event that the Company shall at any time be subject to Section 16 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 16b-3 promulgated there under or any successor provision (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, then at such time the Plan shall be administered with respect to Participants who are “officers” within the meaning of Rule 16a-1(f) only by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3; provided, however, that no failure of the Committee to meet such applicable requirements of Rule 16b-3 shall render ineffective or void any option granted under this Plan.

14.           Designation of Beneficiary.

(a)           Each Participant will file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death.  If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)           Such designation of beneficiary may be changed by the Participant (and the Participant’s spouse, if any) at any time by written notice.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or in existence) at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant.

15.           Transferability.  Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14 hereof) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw funds from an Offer Period in accordance with Section 10.

16.           Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.           Reports.  Individual accounts will be maintained for each Participant in the Plan.  Statements of account will be made available to Participants electronically, or in hardcopy if requested, at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.           Adjustments Upon Changes in Capitalization; Changes in Control.

(a)           Adjustments Upon Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the Reserves, the Purchase Price, the maximum number of shares that may be purchased in any Offer Period or Purchase Period, as well as any other terms that the Committee determines require adjustment shall be proportionately adjusted for any (i) merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, extraordinary cash dividends, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Stock other than ordinary course cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards.  Such adjustment shall be made by the Committee and its determination shall be final, binding and conclusive.  Except as the Committee determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the Reserves and the Purchase Price.

(b)           Changes in Control.  In the event of a proposed Change in Control, each option under the Plan shall be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption, to shorten the Offer Period then in progress by setting a new Exercise Date (the “New Exercise Date”).  If the Committee shortens the Offer Period then in progress in lieu of assumption in the event of a Change in Control, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offer Period as provided in Section 10.  For purposes of this Subsection, an option granted under the Plan shall be deemed to be assumed if, in connection with the Change in Control, the option is replaced with a comparable option with respect to shares of capital stock of the successor corporation or Parent thereof.  The determination of option comparability shall be made by the Committee prior to the Change in Control and its determination shall be final, binding and conclusive on all persons.

(c)           Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offer Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

19.           Amendment or Termination.

(a)           The Committee may at any time and for any reason terminate or amend the Plan.  Except as provided in Section 18, no such termination can affect options previously granted, provided that the Plan or any one or more Offer Periods may be terminated by the Committee on any Exercise Date or by the Committee establishing a new Exercise Date with respect to any Offer Period and/or any Purchase Period then in progress if the Committee determines that the termination of the Plan or such one or more Offer Periods is in the best interests of the Company and its shareholders.  Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant without the consent of affected Participants.  To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b)           Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to limit the frequency and/or number of changes in the amount withheld during Offer Periods, change the amount of shares of Common Stock available for purchase during an Offer Period or a Purchase Period, change the length of Purchase Periods within any Offer Period, determine the length of any future Offer Period, determine whether future Offer Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable and which are consistent with the Plan.

(c)           In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(1)           altering the Purchase Price for any Offer Period including an Offer Period underway at the time of the change in Purchase Price;

(2)           shortening any Offer Period so that Offer Period ends on a new Exercise Date, including an Offer Period underway at the time of the Board action; and

(3)           allocating shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participants.

20.           Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

21.           Conditions Upon Issuance of Shares.

(a)           The Plan, and the grant and exercise of the rights to purchase shares of Common Stock hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase such shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.  The Company shall not be required to issue or deliver any certificates for such shares prior to the completion of any registration or qualification of such shares under, and the obtaining of any approval under or compliance with, any state or federal law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.  Certificates for shares issued hereunder may be legended as the Committee may deem appropriate.

(b)           The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the Plan.

22.           Term of Plan.  The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company.  It shall continue in effect until all shares of Common Stock authorized for sale under Section 12(a) have been sold, unless earlier terminated by the Committee under Section 19.

23.           Plan Approval.  The effective date of the Plan is January 1, 2008, provided that the Plan is approved by the requisite percentage of the holders of the Common Stock of the Company.

24.           Disqualifying Dispositions.  If shares of Common Stock acquired under the Plan are disposed of in a disposition that does not satisfy the holding period requirements of Section 423(a) of the Code, such Participant shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or affiliate) is required to pay as a result of the disqualifying disposition (or satisfy such other arrangements as may be permitted by the Committee.)

25.           No Employment Rights.  The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or a Subsidiary, and it shall not be deemed to interfere in any way with such employer’s right to terminate, or otherwise modify, an employee’s employment at any time for any reason, including with or without cause.

26.           No Effect on Retirement and Other Benefit Plans.  Except as specifically provided in a retirement or other benefit plan of the Company or a Subsidiary, participation in the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.  The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

27.           Effect of Plan.  The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

28.           Governing Law.  The Plan is to be construed in accordance with and governed by the internal laws of the State of Maryland (a) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Maryland to the rights and duties of the parties, except to the extent the internal laws of the State of Maryland are superseded by the laws of the United States, and (b) regardless of any provision in an employment agreement that designates the applicable law for purposes of such employment agreement to be other than the laws of the State of Maryland.  Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

29.           Dispute Resolution.  Any controversy or claim arising out of or relating to this Plan that is not resolved by the Company and a Participant shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Company and the Participant and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.